Exhibit 23.1

Larrowe & Company, P.L.C.
CPAs and Consultants

Post Office Box 760
Galax, Virginia 24333
276-238-1800
Fax 276-238-1801

INDEPENDENT AUDITORS’ CONSENT

We consent to the inclusion in and incorporation into this registration statement on Form S-4 of our report dated February 1, 2002, except for Note 21, as to which the date is March 20, 2002, on our audits of MountainBank Financial Corporation as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. We also consent to the references to our firm under the caption “Experts” in this Registration Statement.

/s/    LARROWE & COMPANY, PLC

Galax, Virginia
September 25, 2002